Exhibit 99.1

Middleburg Financial Corporation Announces

Second Quarter 2003 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

jboling@middleburgbank.com

Alice P. Frazier, EVP & CFO

540-687-4801 or

afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (August 7, 2003) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported net income of $4.3 million or $2.22 per diluted share for the six months ended June 30, 2003.  This is a 28.8% increase over the $3.2 million or $1.74 per diluted share for the six months ended June 30, 2002.   The return on average assets and average equity were 1.88% and 18.96%, respectively, for the six months ended June 30, 2003.   Consolidated assets grew 22.2% since June 30, 2002 to  $481.6 million at June 30, 2003.

Net income was $2.3 million or $1.19 per diluted share for the quarter ended June 30, 2003, an increase of 36.5% compared to $1.7 million or $.90 per diluted share for the same quarter in 2002.

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Core Operations	$ 1.18	$ 0.95	$ 2.11	$ 1.80
Security Gains (Losses)	0.05	(0.01)	.15	(0.02)
Amortization Expenses	(0.04)	(0.04)	(0.04)	(0.04)
Net Income Per Diluted Share	$ 1.19	$ 0.90	$ 2.22	$ 1.74

Net Interest Income

Net interest income increased 10.2% from $8.4 million for the six months ended June 30, 2002 to $9.3 million for the same time period in 2003.  Interest income increased 3.8% while interest expense decreased 12.6% when comparing the first six months of 2003 to the same period in 2002.   The net interest margin was 4.79% for the six month period ended June 30, 2003 compared to 5.15% for the same period in 2002.  The net interest margin was 4.83% and 4.85% for the first quarter of 2003 and the fourth quarter of 2002, respectively. Average earning assets increased 17.4% to $406.3 million at June 30, 2003.

The Company remains basically neutral to rising or falling interest rates over the next 12 months.  Based upon internal interest rate risk models, net interest income could be expected to increase .49% should interest rates rise 200 basis points over the next 12 month period.

Non Interest Income

Non interest income increased 73.9% to $5.2 million for the six months ended June 30, 2003 compared to $3.0 million for the six months ended June 30, 2002.  Equity in earnings from affiliate of $764,000 is the result of the 40% interest in Southern Trust Mortgage, LLC (STM), which  Middleburg acquired on April 15, 2003.  The equity earnings in STM added $.26 per diluted share for the three months ended June 30, 2003.  STM closed $333 million in loans during the second quarter with only 50% of its production attributable to refinancings.   STM also originated and closed $10 million in new construction loans during that same period.  As part of the acquisition of STM Middleburg’s mortgage banking department was transferred to STM.  All earnings of that department after April 30, 2003 will be reported within the equity in earnings from affiliate.  Middleburg’s mortgage banking department contributed $.09 per diluted share towards the $.26 per diluted share reported above.   For the six months ended June 30, 2003, STM closed $550.4 million in loans.  After considering the pull back in mortgage rates, STM is on track to produce over $800 million in loans for the third consecutive year.  STM has 15 branch offices in five states.

Service charges on deposit accounts increased 43.7% to $1.2 million for the six months ended June 30, 2003 compared to $822,000 for the six months ended June 30, 2002.   Investment advisory fees of $1.0 million for the six months ended June 30, 2003 are from Gilkison Patterson Investment Advisors (GPIA), a wholly owned subsidiary of Middleburg.   GPIA, a registered investment advisor,  was acquired on April 1, 2002 and currently manages approximately $600 million in assets. Tredegar Trust Company, a wholly owned trust subsidiary, produced  fiduciary fees that increased 1.9% to $648,000 for the six months ended June 30, 2003, compared to $637,000 for the same period in 2002.  Fiduciary fees are based primarily upon the market value of the accounts under administration.  The addition of two financial consultants to the Investment Sales department assisted with the 155.6% increase in investment sales fees.

Components of non interest income are presented in the table below:

(in thousands)	For the Quarter Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Mortgage Banking Income	$ 265	$ 403	$ 900	$ 746
Service Charges	588	471	1,181	822
Fiduciary Fees	312	317	648	637
Investment Advisory Fees	512	502	1,040	502
Investment Sales Fees	340	112	644	252
Equity in Earnings From Affiliate	764	--	764	--
Other Income	27	11	37	40
Non Interest Income	$ 2,956	$ 1,815	$ 5,214	$ 2,999

Non Interest Expense

Non interest expense increased 24.3% to $8.5 million for the six months ended June 30, 2003 compared to $6.8 million for the same period in 2002.   Salaries and employee benefits increased by 19.3% when comparing June 30, 2003 to June 30, 2002.   Additions to staff to support business development, branching and the formation of a wealth management group have contributed to the increase in salaries and employee benefits.  Commission expense continues to rise in proportion to the increase in both investment sales fees and mortgage banking fees.  Net occupancy and equipment expenses increased 50.0% to $1.1 million for the six months ended June 30, 2003, compared to $734,000 for the same period in 2002. The building expansion program affected net occupancy and equipment expense year over year.  An operations center opened in late June 2002 and a second full service branch in Leesburg, Virginia opened in July 2002.

There were no significant non recurring expenses in the first quarter of 2003.  The components of the non interest expense are presented in the table below.

(in thousands)	For the Quarter Ended		For The Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Salaries and Employee Benefits	$ 2,194	$ 1,984	$ 4,451	$ 3,729
Sales Commissions	283	204	668	402
Net Occupancy & Equipment	546	388	1,125	734
Advertising	77	140	139	238
Other Operating Expenses	1,081	995	2,119	1,736

Non-interest expense	$ 4,181	$ 3,711	$ 8,502	$ 6,839

Consolidated Assets

Total assets increased 28.1% to $481.6 million at June 30, 2003 from $394.1 million at June 30, 2002.  Total loans, net of allowance for loan losses increased 11.4% since June 30, 2002 to $233.9 million at June 30, 2003.  The factors that contributed to the strong loan growth were a strong image advertising campaign that focuses on the commercial lenders and the addition of two commercial lenders with experience in the Loudoun County market.

Non-performing loans were $33,000 at June 30, 2003, compared to $137,000 at June 30, 2002.  Loans past due 90 days or greater were $2,000 at June 30, 2003.  The loan loss provision was $225,000 for the second quarter of 2003.  Net charge-offs were $213,000 for the three months ended June 30, 2003.   Increased net charge offs and the growth in the loan portfolio caused the $150,000 increase in provision during the second quarter of 2003.  The allowance for loan losses was $2.4 million or 1.0% of total loans outstanding at June 30, 2003.  Net charge-offs were $239,000 for the six months ended June 30, 2003 compared, to $11,000 for the same period in 2002.

The investment securities portfolio was $170.3 million at June 30, 2003 and $140.9 million at June 30, 2001.

Deposits increased 23.9% to $365.2 million at June 30, 2003 from $294.7 million at June 30, 2002.  Securities sold under agreement to repurchase  with commercial checking account customers totaled $11.5 million at June 30, 2003.  Federal Home Loan Bank advances were $44.5 million at June 30, 2003.  The net interest margin continues to benefit from three years of 20% annual growth in low cost deposit (checking, money market and savings accounts) which drives down the overall cost of funds.

Shareholders’ equity was $46.8 million at June 30, 2003, an increase of  27.0% over the June 30, 2002 balance of $36.8 million.  During the second quarter of 2003, Middleburg issued $2.0 million in common stock to the principals of STM.   The book value of Middleburg at June 30, 2003 was $24.99 per common share.  Total common shares outstanding at June 30, 2003 were 1,897,191.

The board of directors announced a $.31 per common share cash dividend for shareholders of record as of July 2, 2003 and payable on July 18, 2003.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with five branches.  Middleburg Bank also owns 40% of Southern Trust Mortgage, LLC which has 15 branch offices in  five states.   Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg, Virginia.  Gilkison Patterson Investment Advisors, Inc. is a registered investment advisor located in Alexandria, Virginia.

Middleburg Financial Corporation

(dollars in thousands, except per	For the Quarter Ended			Six Months Ended
share data)	June 30,			June 30,

	2003	2002	% Change	2003	2002	% Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 4,068	$ 4,043	0.6%	$ 8,092	$ 8,022	0.9%
Interest Income - Investment & Other	2,064	1,920	7.5%	4,091	3,714	10.2%
Interest Expense - Deposits	854	1,119	-23.7%	1,753	2,266	-22.6%
Interest Expense - Other Borrowings	572	554	3.2%	1,124	1,024	9.8%
Net Interest Income	$ 4,706	$ 4,290	9.7%	$ 9,306	$ 8,446	10.2%
Provision for loan losses	225	75	200.0%	300	150	100.0%
Net Interest Income After Provision
for loan losses	$ 4,481	$ 4,215	6.3%	$ 9,006	$ 8,296	8.6%
Non-Interest Income	2,838	1,815	56.4%	5,214	2,999	73.9%
Net Securities Gains (Losses)	146	33		441	(47)
Non-Interest Expense	4,181	3,711	12.7%	8,502	6,839	24.3%
Income Before Taxes	$ 3,284	$ 2,352	39.6%	$ 6,159	$ 4,409	39.7%
Income Taxes	982	666	47.4%	1,847	1,209	52.8%
Net Income	$ 2,302	$ 1,686	36.5%	$ 4,312	$ 3,200	34.8%
PER SHARE DATA
Net Income - Basic	$ 1.22	$ 0.92		$ 2.30	$ 1.79	28.8%
Net Income - Diluted	$ 1.19	$ 0.90		$ 2.22	$ 1.74	27.3%
Cash Dividends	$ 0.31	$ 0.30		$ 0.62	$ 0.60	3.3%
Book Value				$ 24.99	$ 20.09
Common Shares Outstanding	1,897,191	1,846,605		1,897,191	1,846,605
Average Shares Outstanding, Basic	1,890,371	1,825,056		1,871,630	1,788,971
Average Shares Outstanding, Diluted	1,934,007	1,875,867		1,946,540	1,839,274
PROFITABILITY RATIOS
Return on Average Assets	2.02%	1.75%		1.88%	1.70%
Return on Average Equity	20.00%	18.84%		18.96%	19.07%
Net Interest Margin (tax equivalent basis)	4.79%	5.24%		4.79%	5.15%
Efficiency Ratio	53.80%	58.47%		56.76%	57.39%
Dividend Payout	25.45%	32.47%		26.91%	33.54%
CAPITAL RATIOS
Leverage Ratio				10.41%	10.04%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				15.70%	14.93%
Total Capital Ratio				14.51%	15.78%
Equity to Assets				9.71%	9.34%
Tangible Equity to Tangible Assets				8.63%	7.68%
Loans to Deposits				64.69%	71.68%
ASSET QUALITY
Non-Performing Loans				$ 33	$ 137	-75.9%
Loans Past Due 90 Days or More				2	92
Allowance for Loan Losses				2,369	2,202	7.6%
Net Charge-offs	213	5	4167.5%	239	11	1839.8%
Non-Performing Loans to Loans				0.01%	0.06%	-78.4%
Allowance for Loan Losses to Loans				1.00%	1.04%	-3.5%
Net Charge-offs to Average Loans	0.09%	0.00%		0.10%	0.01%	-50.0%
Allowance for Loan Losses to
Non-Performing Loans				7178.79%	1606.70%	346.8%
AVERAGE BALANCES
Investment Securities Portfolio	$ 166,679	$ 133,334	25.01%	$ 165,708	$ 135,061	22.69%
Loans	228,098	209,398	8.93%	220,642	207,287	6.44%
Earning Assets	413,327	345,310	19.70%	406,263	346,206	17.35%
Assets	455,179	386,028	17.91%	442,878	375,846	17.83%
Deposits	345,838	290,080	19.22%	338,458	283,303	19.47%
Stockholders' Equity	46,040	35,795	28.62%	43,943	33,558	30.95%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				170,297	140,966	20.81%
Loans, net of allowance for loan losses				233,904	210,010	11.38%
Earning Assets				432,819	359,988	20.23%
Assets				481,633	394,140	22.20%
Deposits				365,167	294,652	23.93%
Stockholders' Equity				46,775	36,824	27.02%